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                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-121263



                Pricing Supplement No. 1630 Dated 03 August 2006

                         Queensland Treasury Corporation

                      Issue of 2,500,000.00 Global A$ Bonds
      Guaranteed by The Treasurer on behalf of The Government of Queensland under the A$15,000,000,000 Global A$ Bond Facility
        issued on a consolidated basis with the Global A$ Bonds due 2013, currently totaling A$ 1,777,518,000.00 (A$ 1,291,318,000.00 including buy backs)

                           PART A - CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.   (i) Issuer:                             Queensland Treasury Corporation

     (ii)Guarantor:                          The Treasurer on behalf of the
                                             Government of Queensland

2.       Benchmark line:                     2013
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 August, 2013 , ISIN
                                             US748305BD00)

3.       Specific Currency or Currencies:    AUD ("A$")

4.   (i) Issue price:                        102.775%

     (ii)Dealers' fees and commissions       No fee or commission is payable in
         paid by Issuer:                     respect of the issue of the bond(s)
                                             described in this Pricing
                                             Supplement. Instead, QTC pays fees
                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.


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5.       Specified Denominations:            A$1,000

6.   (i) Issue Date:                         04 August 2006

     (ii)Record Date.                        6 February/6 August.  Security will
                                             be ex-interest on and from 7
                                             February/7 August.
    (iii)Interest Payment Dates:             14 February/14 August

7.       Maturity Date:                      14 August 2013

8.       Interest Basis:                     6 per cent Fixed Rate

9.       Redemption/Payment Basis:           Redemption at par

10.      Change of Interest Basis or         Not Applicable
         Redemption/Payment Basis:

11.  (i) Status of the Bonds:                Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

     (ii)Status of the Guarantee:            Senior and ranks pari passu with
                                             all its other unsecured
                                             obligations

12.      Method of distribution:             Non-syndicated


                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
13.      Fixed Rate Note Provisions
         Applicable

     (i) Rate(s) of Interest:                6 percent per annum payable
                                             semi-annually in arrears

     (ii)Interest Payment Date(s):           14 February and 14 August in each
                                             year up to and including the
                                             Maturity Date

    (iii)Fixed Coupon Amount(s):             A$30 per A$1,000 in nominal amount

     (iv)Determination Date(s):              Not Applicable

     (v) Other terms relating to the         None
         method of calculating interest
         for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
14.      Final Redemption Amount:            A$1,000 per bond of A$1,000
                                             Specified Denomination

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15.      Early Redemption Amount(s)          Not Applicable
         payable on redemption for
         taxation reasons or on event of
         default and/or the method of
         calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.      Form of Bonds:                      Permanent Global Note not
                                             exchangeable for Definitive Bonds

17.      Additional Financial Centre(s)      Not Applicable
         or other special provisions
         relating to Payment Dates:

18.      Talons for future Coupons or        No
         Receipts to be attached to
         Definitive Bonds (and dates on
         which such Talons mature):

19.      Other terms or special              Not Applicable
         conditions:

                                  DISTRIBUTION
20.  (i) If syndicated, names and            Not Applicable
         addresses of Managers and
         underwriting commitments:

     (ii)Date of Dealer Agreement:           03 August 2006  (the "Trade Date")

    (iii)Stabilizing Manager(s) (if any):    Not Applicable

21.      If non-syndicated, name and         Commonwealth Bank of
         address of relevant Dealer:         Level 4
                                             Cnr Pitt Street and Martin Place
                                             Sydney NSW 2000
22.      Whether TEFRA D or TEFRA C          TEFRA Not Applicable
         rules applicable or TEFRA rules
         not applicable:

23.      Additional selling restrictions:    Not Applicable

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

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RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
   ---------------------------------
               Duly authorized

                           PART B - OTHER INFORMATION

1.       LISTING
(i)      Listing:                            Bourse de Luxembourg.

(ii)     Admission to trading:               Application has been made for the
                                             bonds to be admitted to trading on
                                             the regulated market of the Bourse
                                             de Luxembourg with effect from the
                                             Issue Date.

2.       RATINGS
         Ratings:                            The bonds to be issued have been
                                             rated:

                                             S&P:         AAA
                                             Moody's:     Aaa

                                             An obligation rated 'AAA' by S&P
                                             has the highest credit rating
                                             assigned by Standard & Poor's. The
                                             obligor's capacity to meet its
                                             financial commitment on the
                                             obligation is extremely strong.

                                             Obligations rated Aaa by Moody's
                                             are judged to be of the highest
                                             quality with minimal credit risk.

                                             A credit rating is not a
                                             recommendation to buy, sell or
                                             hold securities and may be revised
                                             or withdrawn by the rating agency
                                             at any time. Each rating should be
                                             evaluated independently of any
                                             other rating.

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE
Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
(i)      Reasons for the Offer:              See "Use of Proceeds" section in
                                             the prospectus supplement.


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(ii)     Estimated net proceeds:             Not Applicable.

(iii)    Estimated total expenses:           Not Applicable.

5.       YIELD
         Indication of yield:                6.010%

                                             Calculated as 7 basis points less
                                             than the yield on the equivalent
                                             A$ Domestic Bond issued by the
                                             Issuer under its Domestic A$ Bond
                                             Facility on the Trade Date.

                                             The yield is calculated on the
                                             Trade Date on the basis of the
                                             Issue Price. It is not an
                                             indication of future yield.

6.       OPERATIONAL INFORMATION
(i)      ISIN Code:                          US748305BD00

(ii)     Common Code:                        014569359

(iii)    CUSIP Code:                         748305BD0

(iv)     Any clearing system(s) other        Not Applicable
         than Depositary Trust Company,
         Euroclear Bank S.A./N.V. and
         Clearstream Banking, societe
         anonyme and the relevant
         identification number(s):

(v)      Delivery:                           Delivery free of payment

(vi)     Names and addresses of              Not Applicable
         additional Paying Agent(s)
         (if any):